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                                   EXHIBIT 5.1

                               OPINION OF COUNSEL

                                  June 12, 1998



Connectics Corporation
3400 W. Bayshore Road
Palo Alto, CA  94303

           REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

           We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about June 12, 1998 (the "Registration Statement") for purposes of registering under the Securities Act of 1933, as amended (the "Act") a total of 3,299,942 shares of your Common Stock (the "Shares"). As your legal counsel, we prepared and examined the documentation associated with the issuances of the Shares being covered by the Registration Statement, and we are familiar with the proceedings to be taken in connection with the sale and issuance of the Shares being registered.

           It is our opinion that the Shares when sold in the manner referred to in the Registration Statement will be legally and validly issued, fully paid and nonassessable.

           We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and any amendments to it.

                                             Sincerely,

                                             VENTURE LAW GROUP

                                             /s/ Venture Law Group